UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Ardelyx, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FORM OF GENERAL OUTREACH EMAIL

Dear Stockholder,

In Ardelyx’s 2026 proxy statement for our upcoming annual meeting of stockholders on June 16, 2026, we’ve asked you to approve an amendment to our Amended and Restated 2014 Equity Incentive Award Plan to add 9,000,000 shares to our reserve. Your support is critical to our continued success as we scale our operations, commercialize our products, and work to build out our pipeline.

We work in an intensely competitive labor market where equity compensation remains our most vital tool for attracting, motivating, and retaining the industry-leading talent necessary to drive our business forward. By providing our directors and employees with an ownership stake, we ensure their interests are directly aligned with you, our stockholders, focusing our entire team on the delivery of long-term value.

Why Your Support Is Critical

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Fuel Strategic Growth: By approving this amendment, you are providing a vital tool designed to support our continued growth and optimization of our commercial and pipeline development efforts through 2027.

•

Attract and Retain Top Talent: We endeavor to attract and retain the industry-leading talent which we require to scale and ultimately create more value for all stockholders, and equity is a fundamental component required to attract the best talent.

•

Align Employee and Stockholder Interests: We’ve been very thoughtful in planning our use of equity to retain and attract new employees. This is not a “top-heavy” plan. As of March 31, 2026, every single employee held an equity stake. We foster an “owner’s mindset” across the entire organization, ensuring every team member’s interests are directly tied to your success as a stockholder.

While our projected overhang is at the higher end of certain benchmarks, this is only part of the story. Overhang represents potential future dilution, and we believe our overhang must be viewed in the context of our unique capital discipline. Because we have avoided frequent, highly dilutive equity financing rounds, our total shares outstanding have remained stable, resulting in stockholder protection from financing dilution but creating a higher “equity plan overhang” relative to our total shares outstanding. Our actual “burn rate” is in line with, or below, the 50th percentile of our peer group and our request for additional shares creates an appropriate runway that we expect will take us through 2027. Combined with the removal of the “evergreen” provision in the equity plan, this approach provides you a direct say in our compensation strategy.

After extensive review with our independent equity compensation advisors, and benchmarking ourselves to comparable companies, our Compensation and Leadership Development Committee recommended this amendment to our Board of Directors. As a result of this thorough evaluation, the Board of Directors strongly recommends that you vote “FOR” this proposal. By supporting this amendment, you have a direct say and are providing the resources necessary to sustain our momentum and maximize the value of your investment.

How to Vote

You may vote your shares online at www.proxyvote.com or by following the instructions on the enclosed proxy card. Thank you for your continued investment and partnership.

[Optional Messaging if Sending to Institutional Investor for Call Request:]

[We would welcome a brief call to discuss our compensation philosophy and why we believe this plan amendment is the most responsible way to scale our business. Please let us know a few times you may be available.]

Best regards,

[Sender]

Important Additional Information and Where to Find It

Ardelyx, Inc. (“Ardelyx”) filed a definitive proxy statement on Schedule 14A and an accompanying form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2026, in connection with the solicitation of proxies for its 2026 Annual Meeting of Stockholders to be held on June 16, 2026. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED BY ARDELYX WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements thereto, and other documents filed by Ardelyx with the SEC at the SEC’s website at www.sec.gov and at Ardelyx’s investor relations website at https://ir.ardelyx.com/governance-and-financials/sec-filings. Copies may also be obtained free of charge by contacting Ardelyx by mail at 400 Fifth Avenue, Suite 210, Waltham, MA 02451, Attn: Chief Legal Officer, or by email at general-counsel@ardelyx.com.

Participants in the Solicitation

Ardelyx, its directors, officers and other employees may be deemed to be participants in the solicitation of proxies from Ardelyx’s stockholders in connection with the 2026 Annual Meeting. Information regarding the names of Ardelyx’s directors and executive officers, and the special interests of such participants, if any, in the matters to be voted on at the 2026 Annual Meeting, is set forth in Ardelyx’s definitive proxy statement for the 2026 Annual Meeting, filed with the SEC on April 29, 2026, including under the sections entitled “Securities Ownership of Certain Beneficial Owners and Management,” “Non-Employee Director Compensation,” “Executive Compensation” and “Proposal No. 5 – Approval of the Amendment to the Amended and Restated 2014 Equity Incentive Award Plan.” To the extent holdings of Ardelyx securities by such directors or executive officers have changed since the amounts set forth in the definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov and on Ardelyx’s investor relations website.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Ardelyx’s business plans, commercialization and pipeline development, growth and scaling through 2027, and the anticipated benefits and expected duration of the share reserve under the proposed Equity Plan Amendment. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “would,” “may,” “could” and similar expressions are intended to identify forward-looking statements. These statements are based on Ardelyx’s current expectations and are subject to a number of risks and uncertainties, including those related to Ardelyx’s commercialization and pipeline development, competition for talent, clinical and regulatory developments, and capital resources, and as more fully described under “Risk Factors” in Ardelyx’s Quarterly Report on Form 10-Q filed with the SEC on April 30, 2026. Actual results could differ materially. Forward-looking statements speak only as of the date of this communication, and except as required by law, Ardelyx undertakes no obligation to update them.